Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION
1600 BROADWAY, SUITE 2200	CONTACT: MICHAEL N. KENNEDY
DENVER, COLORADO 80202	MANAGER - INVESTOR RELATIONS

303.812.1739

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES FOURTH QUARTER PRODUCTION IN EXCESS OF

500 MMCFE PER DAY,  RECORD EBITDA, NET DEBT BELOW $800 MILLION

AND 176% PRODUCTION REPLACEMENT

DENVER, COLORADO — February 16, 2005 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the fourth quarter and full year of 2004 and provided 2005 guidance. In 2004, the Company achieved several milestones:

- The Company replaced approximately 176% of its production from acquisitions and drilling. The capital spent to replace 176% of production represented approximately 121% of net cash flow from operations, exclusive of working capital items.

- Onshore North America estimated proved reserves increased to 74% of total estimated proved reserves and the Company’s total estimated PUD percentage decreased to 23%.

- Sales volumes were 172 Bcfe, an annual increase of 15%.

- EBITDA was a record $637 million.

- G&A expense per unit sold decreased by 21% to $.19 per Mcfe.

- Net debt at year-end (principal amount of long-term debt less cash on hand) was reduced to $797 million and resulted in a net debt to book capitalization rate of 35%.

- Drilling well count increased to 144 gross wells plus 147 additional operational projects.

- North American total net acreage now stands at approximately 3,000,000 acres with 77% undeveloped.

H. Craig Clark, President and CEO, stated, “I’m very pleased about the progress made in 2004 and in particular the improvement in the quality of the properties in our portfolio.  The 2003 and 2004 acquisition programs and the 2004 disposition program have streamlined the company’s asset base and have allowed us to focus on the generation of drilling opportunities within our remaining property base. We estimate that at the end of 2004, we had an inventory of approximately 1,100 development opportunities and 1,075 exploration opportunities. This represents a significant increase in not only the number of projects, but the quality of our project inventory from a year ago. With detailed field reviews of remaining legacy fields continuing, our inventory of low risk, profitable drilling opportunities should increase. By focusing on exploitation activities associated with our existing reserve base, we were able to reduce our PUD percentage to 23%.

Financially, we also did exactly as we set out to do. We reduced the net debt to under $800 million and were able to reduce our leverage to 35%. The debt goals were achieved while replacing 176% of our production, upgrading the asset base of the company, and increasing the inventory of development and exploration opportunities.  The execution of the Four-Point Strategy in 2004 was a clear success, and I look forward to continued execution in 2005.”

FOURTH QUARTER 2004 RESULTS

For the fourth quarter of 2004, Forest’s sales volumes averaged 502 MMcfe/d, an increase of 14% compared to the fourth quarter of 2003. The Company’s EBITDA increased to a record $194 million in the fourth quarter of 2004, up 58% compared to the fourth quarter of 2003, due to increased production and higher per unit netbacks.

Forest reported net earnings from continuing operations for the quarter ended December 31, 2004 of $44 million or $0.73 per basic share, a 613% increase compared to net earnings from continuing operations of approximately $6 million or $.11 per basic share in the corresponding 2003 period.  Net earnings in the fourth quarter of 2004 were adversely affected by an impairment of $2.4 million relating to international operations, a $2.2 million charge to write-off our interest in a non-operated oil pipeline destroyed by Hurricane Ivan, a charge of $5.1 million to establish a reserve for insurance surcharges related primarily to Hurricane Ivan and $1.6 million of merger expenses related to The Wiser Oil Company acquisition . Net earnings were favorably affected by a $4.7 million foreign exchange gain related to a Canadian investment liquidated in the fourth quarter.  Excluding these items, Forest’s net earnings from continuing operations were $48 million, or $.80 per basic share.  Increased earnings for the fourth quarter of 2004 compared to 2003 were due primarily to increased EBITDA, offset partially by higher depletion expense.

During the fourth quarter of 2004, net cash flow from operations, exclusive of working capital items, was $178 million. Forest’s fourth quarter 2004 capital expenditures for exploration and development were $81 million.  Forest utilized a portion of its excess cash flow and proceeds from the sale of assets in the quarter to reduce net debt by $148 million to $797 million at December 31, 2004 from $945 million at September 30, 2004.

2004 RESULTS

For the year ended December 31, 2004, Forest’s sales volumes averaged 471 MMcfe/d, an increase of 15% compared to 2003.  In addition, the Company’s EBITDA increased to a record $637 million in 2004, up 39% compared to 2003, due to increased production, higher per unit netbacks and reduced G&A expense. General and administrative expense in 2004 was approximately $32 million, 11% less than in 2003 despite acquiring The Wiser Oil Company in June, 2004.

For the year ended December 31, 2004, Forest reported net earnings from continuing operations of $123 million or $2.16 per basic share, an increase of over 36% compared to net earnings from continuing operations of $90.2 million or $1.82 per basic share in 2003.  Net earnings from continuing operations in 2004 were adversely affected in the year due to impairments of $4.1 million relating to international operations, a mark-to-market loss on acquired derivatives of $1.1 million, a $2.2 million charge to write off our interest in a non-operated oil pipeline destroyed by Hurricane Ivan, a charge of $5.1 million to establish a reserve for insurance surcharges related primarily to Hurricane Ivan and $1.6 million of merger expenses related to The Wiser Oil Company acquisition.  Net earnings were favorably affected by a $4.7 million foreign exchange gain related to a Canadian investment liquidated in the fourth quarter.  Excluding these items, the Company’s earnings from continuing operations were $129 million, or $2.26 per basic share.

During 2004, net cash flow from operations, exclusive of working capital items, was a record $577 million. Forest’s 2004 capital expenditures for exploration and development were $275 million.  Forest utilized a portion of its excess cash flow and proceeds from the sale of assets to reduce net debt by $88 million to $797 million at December 31, 2004.  In connection with The Wiser Oil Company acquisition in June, 2004, Forest had established a target to reduce net debt from $1 billion at June 30, 2004 to approximately $800 million by year-end.  During 2004, the Company reduced its net debt to book capitalization ratio from 43% to 35%.

Reserves and Capital Activities

Forest reported year-end estimated proved reserves of 1,334 Bcfe, all of which are located in North America and 26% of which are located offshore in the Gulf of Mexico. The estimated proved reserves consist of approximately 60% natural gas and 40% oil. Estimated proved developed reserves account for approximately 77% of total estimated proved reserves. Forest does not currently have any reserves booked related to our international or Mackenzie Delta/Beaufort Sea discoveries.

The following table reflects the 2004 activity related to the Company’s estimated proved reserve volumes:

	Natural Gas Bcf	Liquids MMBbls	Bcfe
December 31, 2003	808	81.4	1,296

Purchases of properties	118	21.9	249
Extensions and discoveries	45	1.3	53
Reserve additions	163	23.2	302

Production	(111)	(10.2)	(172)
Sales of properties	(35)	(8.2)	(84)
Revisions	(23)	2.6	(8)

December 31, 2004	802	88.8	1,334

In 2004, Forest spent $425 million on acquisitions and $275 million in exploration and development activities, and received $106 million from asset dispositions.  During the year, Forest drilled a total of 144 oil and gas wells with an overall success rate of 90%.  Total costs incurred included a non-cash charge of $51 million relating to the income tax step up in the booked fair value of the assets acquired in The Wiser Oil Company acquisition.  The following table summarizes capital expenditures incurred in 2004 for exploration, development and acquisition activities (in millions of dollars):

	United States	Canada	International	Consolidated Total
Exploration (1)	67	19	6	92
Development	152	31	—	183
Acquisitions	316	109	—	425

Costs incurred	535	159	6	700
Less:
Step-up in booked fair value of Wiser assets	44	7	—	51
	491	152	6	649

(1)	Includes $17 million of land and seismic expenditures.

Certain Comparative Financial and Operating Data

The following table sets forth certain of Forest’s financial and operating data for the three months and years ended December 31, 2004 and 2003:

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
Daily natural gas sales volumes (MMcf):
United States	250.8	257.7	249.8	231.1
Canada	50.7	36.6	43.6	34.6
Total	301.5	294.3	293.4	265.7

Daily liquids sales volumes (MBbls):
United States	29.1	21.6	26.1	21.0
Canada	4.3	2.7	3.5	2.8
Total	33.4	24.3	29.6	23.8

Equivalent daily sales volumes (MMcfe):
United States	425.4	387.3	406.4	357.1
Canada	76.5	52.8	64.7	51.4
Total	501.9	440.1	471.1	408.5

Total equivalent sales volumes (Bcfe)	46.2	40.5	172.4	149.2

Oil and gas sales revenue (millions)	$263.1	172.5	909.8	655.2

Average gas sales price (Mcf) (1)	$5.79	4.34	5.34	4.53

Average liquids sales price (Bbl) (1)	$33.28	24.51	31.05	24.77

Costs (per Mcfe):
Oil and gas production expense	$1.28	1.07	1.38	1.03

General and administrative expense	$.21	.17	.19	.24

Interest expense	$.33	.31	.34	.33

Current income tax expense	$.04	.01	.02	—

Capital expenditures (millions):
Exploration and development	$81	76	275	305
Acquisitions	43	366	425	424
Total	$124	442	700	729

(1)	Includes effects of hedging.

2004 Financial and Operational Results

In the fourth quarter of 2004, oil and gas sales volumes increased approximately 14% compared to the fourth quarter of 2003 due primarily to acquisitions made during 2004.  For the year ended December 31, 2004, oil and gas sales volumes increased approximately 15% compared to the year ended December 31, 2003, due primarily to acquisitions made during the fourth quarter of 2003 and in 2004.

Increased price realizations for both oil and gas, combined with higher sales volumes, generated oil and gas revenue increases of 53% in the quarter and 39% for the year ended December 31, 2004, compared to corresponding periods in 2003.

Oil and gas production expense increased in the quarter and twelve months ended December 31, 2004 compared to the corresponding periods of 2003.  The components of oil and gas production expense were as follows:

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2004	Per Mcfe	2003	Per Mcfe	2004	Per Mcfe	2003	Per Mcfe
	(In Thousands, except per unit amounts)
Direct operating expense and overhead	$38,691.84		33,932.84		171,240.99		119,594.80
Workovers	5,348.12		2,533.06		20,101.12		5,618.04
Hurricane Ivan repairs	2,120.05		—	—	2,120.01		—	—
Product transportation	3,439.07		2,015.05		13,635.08		9,536.06
Production and ad valorem tax	9,533.20		4,798.12		31,098.18		19,422.13

Total production expense	$59,131	1.28	43,278	1.07	238,194	1.38	154,170	1.03

Direct operating and overhead expense decreased $.24 per Mcfe, or 22%, in the fourth quarter of 2004 compared to the third quarter of 2004.  The decrease reflects significant improvements in U.S. operations on acquired properties and the effects of selling high cost properties as part of Forest’s $106 million in asset sales this year.  Costs for 2004 were negatively impacted by higher production taxes and transportation costs reflecting realization of higher prices and higher workover expense as the Company increased its activities relating to acquired fields.

General and administrative expense decreased 11% to $32 million for the twelve months ended December 31, 2004, compared to $36 million in 2003. The decrease resulted primarily from cost reduction measures in corporate areas.  On a per unit basis, general and administrative expense decreased by 21% from $.24 to $.19 per Mcfe for the twelve months ended December 31, 2004.

Depreciation and depletion expense increased to $96 million and $354 million for the quarter and twelve months ended December 31, 2004, from $82 million and $235 million for the corresponding periods in 2003, due to increased sales volumes and an increase in rates.  On a per unit basis, the depletion rates were $2.06 and $2.03 per Mcfe for the quarter and twelve months ended December 31, 2004.  The per unit DD&A rates have been at these levels throughout 2004 as compared to $2.00 and $1.55 per Mcfe in the corresponding prior year periods.  The increases in depletion expense and in the per unit depletion rates in 2004 compared to 2003 were due primarily to downward revisions in estimated proved reserves in the fourth quarter of 2003.

Hedging

Forest currently has hedges in place for 2005 and 2006 covering the aggregate average daily volumes and weighted average prices shown below. Substantially all of the volumes hedged for 2005 and 2006 are associated with acquisitions made in 2003 and 2004.

	2005		2006 (1)
Natural gas swaps:
Contract volumes (BBtu/d)	105.9	(2)	30.0
Weighted average price (per MMBtu)	$5.13		5.47

Natural gas collars:
Contract volumes (BBtu/d)	17.0		—
Weighted average ceiling price (per MMBtu)	$7.62		—
Weighted average floor price (per MMBtu)	$6.23		—

Oil swaps:
Contract volumes (MBbls/d)	7.0	(2)	4.0
Weighted average price (per Bbl)	$32.28		31.58

Oil collars:
Contract volumes (MBbls/d)	2.0		1.0
Weighted average ceiling price (per Bbl)	$47.85		47.30
Weighted average floor price (per Bbl)	$41.88		42.00

Oil three-way collars:
Contract volumes (MBbls/d)	1.5		—
Weighted average ceiling price (per Bbl)	$32.00		—
Weighted average floor price (per Bbl)	$28.00		—
Three-way weighted average floor price (per Bbl)	$24.00		—

(1)	Represents hedged volumes associated with Forest’s acquisition activity.
(2)	100.0 of the 105.9 BBtu/d of hedged natural gas swap volumes and 6.5 of the 7.0 MBbls/d of hedged oil swap volumes in 2005 are associated with Forest’s acquisition activity.

2005 GUIDANCE

Prices for Forest’s products are determined primarily by prevailing market conditions.  Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather and other substantially variable factors.  These factors are beyond Forest’s control and are difficult to predict.  In addition, prices received by Forest for its oil and gas production may vary considerably due to differences between regional markets, transportation availability and demand for different grades of products.  Consequently, Forest’s financial results and resources are highly influenced by this price volatility.

Estimates for Forest’s future production are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products.

The production, transportation and marketing of liquids and gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events including, but not limited to, hurricanes, earthquakes, and numerous other factors.  Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed.  Therefore, we can give no assurance that our future production will be as estimated.

Although Forest has completed several major property acquisitions and dispositions in recent years, these transactions are opportunity driven.  Thus, the following forward-looking data excludes the financial and operating effects of potential property acquisitions or divestitures during 2005.  The timing and ultimate results of such acquisition and divestiture activity is difficult to predict, and may vary materially from current plans and expectations.

Given these general limitations and those discussed below, the following is a summary of Forest’s forecast for 2005:

Daily Production.  In the latter part of the fourth quarter of 2004, Forest divested of properties producing approximately 15 MMcfe/d.  This resulted in a 2004 year-end production exit rate of approximately 490 MMcfe/d.  We estimate that our daily production will be in the range of 475 to 505 MMcfe/d for the full year of 2005.

Liquids Production.  We estimate that our 2005 production of oil and natural gas liquids will be between 29,000 and 31,000 Bbls/d.

Gas Production.  We estimate that our 2005 natural gas production will be between 300 and 320 MMcf/d.

Production Expense.  Our oil and gas production expense (which includes ad valorem taxes, production taxes and product gathering and transportation) varies in response to several factors.  Among the most significant of these factors are additions to or deletions from our property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of our properties and the amount of repair and workover activity required. We expect that our 2005 production expense will be between $230 million and $250 million.

General and Administrative Expense (G&A).  We estimate that our 2005 G&A expense will be between $34 million and $39 million.

Depreciation, Depletion and Amortization (DD&A).  We estimate that our DD&A rate will be between $ 2.00 and $2.10 per Mcfe during 2005.

Capital Expenditures.  We estimate that expenditures for exploration and development will be between $350 million and $400 million in 2005.  Some of the factors impacting the level of capital expenditures in 2005 include crude oil and natural gas prices, the volatility in these prices, the cost and availability of oil field services and weather disruptions.

NON-GAAP FINANCIAL MEASURES

In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Forest has provided net income adjusted for certain items, a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Forest’s ongoing operations. A reconciliation between GAAP net income and net income adjusted for certain items is provided in the paragraphs in which the adjusted net income is stated. Net income adjusted for certain items should not be considered a substitute for net income as reported in accordance with GAAP.

In addition to reporting earnings from continuing operations as defined under U.S. Generally Accepted Accounting Principles (GAAP), Forest also presents EBITDA, which consists of net earnings from continuing operations plus interest expense, income tax expense, depreciation, depletion and amortization expense, impairment and accretion of asset retirement obligation.  Management uses this measure to assess the Company’s ability to generate cash to fund exploration and development activities and to service debt.  Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity.  EBITDA should not be considered as an alternative to net earnings from continuing operations as defined by GAAP.  The following is a reconciliation of net earnings from continuing operations to EBITDA:

	Three Months Ended December 31,		Twelve months Ended December 31,
	2004	2003	2004	2003
Net earnings from continuing operations	$43,584	6,114	123,126	90,228
Interest expense	15,209	12,363	57,844	49,341
Income tax expense	29,656	1,523	78,744	54,636
Depreciation, depletion and amortization expense and impairment	100,978	98,793	360,353	251,732
Accretion of asset retirement obligation	4,351	4,063	17,251	13,785
EBITDA	$193,778	122,856	637,318	459,722

Forest also presents net cash flow from operations, exclusive of working capital items, which consists of net cash flow provided by operating activities plus the period change in accounts receivable, other current assets, accounts payable and accrued interest and other liabilities.  Management uses this measure to assess the Company’s ability to generate cash to fund exploration and development activities.  Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity.  Net cash flow from operations, exclusive of working capital items should not be considered as an alternative to net cash flow provided by operating activities as defined by GAAP.  The following is a reconciliation of net cash flow provided by operating activities to net cash flow from operations, exclusive of working capital items:

	Three Months Ended December 31,		Twelve months Ended December 31,
	2004	2003	2004	2003
Net cash flow provided by operating activities	$204,392	116,682	568,013	381,984
(Decrease) increase in accounts receivable	(3,125)	8,096	(32,754)	34,388
(Decrease) increase in other current assets	2,934	(18,132)	7,610	(6,281)
(Increase) decrease in accounts payable	(38,754)	(23,829)	43,456	(22,204)
(Increase) decrease in accrued interest and other liabilities	12,132	26,836	(8,898)	28,749
Net cash flow from operations, exclusive of working capital items	$177,579	109,653	577,427	416,636

In addition to total debt, Forest also presents net debt, which consists of principal amount of long-term debt less cash and cash equivalents on hand at the end of the period.  Management uses this measure to assess the Company’s indebtedness, based on actual principal amounts owed and cash on hand which has not been applied to reduce the amounts of the credit facility.  The following table sets forth the components of net debt at the end of the last two years (in millions):

	December 31, 2004		December 31, 2003
	Principal	Book(1)	Principal	Book(1)

Credit facilities and bank debt	$152	152	322	322
8% Senior notes due 2008	265	273	265	275
8% Senior notes due 2011	285	300	160	167
7 ¾% Senior notes due 2014	150	164	150	166
Total long-term debt	852	889	897	930
Cash and cash equivalents	55	55	12	12
Net debt	$797	834	885	918

(1) Book amounts include the principal amount of long-term debt adjusted for unamortized gains on interest rate swaps of $30.3 million and $35.3 million at December 31, 2004 and December 31, 2003, respectively, a net premium on issuance of $6.5 million at December 31, 2004, and a net discount on issuance of $2.9 million at December 31, 2003.

EXPLANATION OF RESERVE RATIO

The production replacement ratio of 176% was calculated by dividing the sum of additions to estimated proved oil and gas reserves during 2004, which sum equals 302 Bcfe (extensions and discoveries and purchases of estimated reserves in place), by Forest’s 2004 production of 172 Bcfe.

TELECONFERENCE CALL

Forest Oil Corporation management will hold a teleconference call on Thursday, February 17, 2005, at 2:00 p.m. ET (12:00 p.m. MT) to discuss the items described in this press release. If you would like to participate please call 1.800.399.6298 (for U.S./Canada) or 1.706.634.0924 (for International) and request the Forest Oil teleconference.

A replay will be available from February 17, 2005 through February 24, 2005. You may access the replay by dialing toll free 1.800.642.1687 (for U.S./Canada) or 1.706.645.9291 (for International), conference ID # 3657249.  Please note that the reservation number is not needed to access the teleconference, only the replay.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements.  The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.  Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.  These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest’s 2003 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.  Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks.  Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in the Gulf of Mexico, Texas, Louisiana, Oklahoma, Utah, Wyoming and Alaska, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit our website at www.forestoil.com.

February 16, 2005

###

FOREST OIL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2004	2003
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$55,251	11,509
Accounts receivable	151,927	158,954
Derivative instruments	8,913	4,130
Current deferred tax asset	38,321	23,302
Other current assets	29,056	17,465
Total current assets	283,468	215,360

Net property and equipment	2,721,118	2,433,966

Goodwill	68,560	—
Other assets	49,359	34,222
	$3,122,505	2,683,548

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$202,537	192,001
Accrued interest	4,292	3,869
Derivative instruments	80,523	49,838
Asset retirement obligation	25,452	23,243
Other current liabilities	10,811	4,158
Total current liabilities	323,615	273,109

Long-term debt	888,819	929,971
Asset retirement obligation	184,724	188,189
Derivative instruments	20,890	9,696
Other liabilities	35,785	24,062
Deferred income taxes	196,525	72,723

Shareholders’ equity:
Common stock	6,159	5,563
Capital surplus	1,444,367	1,302,340
Accumulated earnings (deficit)	66,007	(56,495)
Accumulated other comprehensive income (loss)	6,780	(9,740)
Treasury stock, at cost	(51,166)	(55,870)
Total shareholders’ equity	1,472,147	1,185,798
	$3,122,505	2,683,548

FOREST OIL CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
	(In Thousands Except Per Share Amounts)
Revenue:
Oil and gas sales:
Natural gas	$160,703	117,652	573,342	439,700
Oil, condensate and natural gas liquids	102,359	54,827	336,438	215,493
Total oil and gas sales	263,062	172,479	909,780	655,193
Processing income, net	1,712	1,053	3,118	1,985
Total revenue	264,774	173,532	912,898	657,178
Operating expenses:
Oil and gas production	59,131	43,278	238,194	154,170
General and administrative	9,641	6,896	32,145	36,322
Depreciation and depletion	96,407	82,018	354,092	234,822
Impairment and other	9,671	16,775	11,361	16,910
Accretion of asset retirement obligation	4,351	4,063	17,251	13,785
Merger expense	1,568	—	1,568	—
Total operating expenses	180,769	153,030	654,611	456,009
Earnings from operations	84,005	20,502	258,287	201,169
Other income and expense:
Other (income) expense, net	(4,444)	502	(1,427)	6,964
Interest expense	15,209	12,363	57,844	49,341
Total other income and expense	10,765	12,865	56,417	56,305
Earnings before income taxes, discontinued operations and cumulative effect of change in accounting principle	73,240	7,637	201,870	144,864
Income tax expense:
Current	1,631	423	2,960	693
Deferred	28,025	1,100	75,784	53,943
Total income tax expense	29,656	1,523	78,744	54,636
Net earnings from continuing operations	43,584	6,114	123,126	90,228
(Loss) from discontinued operations (net of tax)	—	(6,386)	(575)	(7,731)
Cumulative effect of change in accounting principle for recording asset retirement obligation (net of tax)	—	—	—	5,854
Net earnings (loss)	$43,584	(272)	122,551	88,351

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
	(In Thousands Except Per Share Amounts)
Weighted average number of common shares outstanding:
Basic	59,510	53,463	56,925	49,450
Diluted	60,934	53,463	58,089	50,353

Basic earnings (loss) per common share:
Earnings from continuing operations	$.73	.11	2.16	1.82
Loss from discontinued operations (net of tax)	—	(.12)	(.01)	(.15)
Cumulative effect of change in accounting principle (net of tax)	—	—	—	.12
Net earnings (loss) per common share	$.73	(.01)	2.15	1.79

Diluted earnings (loss) per common share:
Earnings from continuing operations	$.72	.11	2.12	1.79
Loss from discontinued operations (net of tax)	—	(.12)	(.01)	(.15)
Cumulative effect of change in accounting Principle (net of tax)	—	—	—	.11

Net earnings (loss) per common share	$.72	(.01)	2.11	1.75

FOREST OIL CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
	2004	2003
	(In Thousands)
Cash flows from operating activities:
Net earnings	$122,551	88,351
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and depletion	354,092	236,148
Impairment and other	11,361	16,910
Accretion of asset retirement obligation	17,251	13,785
Amortization of deferred hedge gain	(4,988)	(4,561)
Amortization of deferred debt costs	2,081	2,315
Unrealized loss (gain) on derivative instruments, net	1,088	(451)
Deferred income tax expense	76,506	61,730
Loss (earnings) in equity method investee	(1,726)	2,043
Other, net	(789)	366
Decrease (increase) in accounts receivable	32,754	(34,388)
Decrease (increase) in other current assets	(7,610)	6,281
Increase (decrease) in accounts payable	(43,456)	22,204
Increase (decrease) in accrued interest and other liabilities	8,898	(28,749)
Net cash provided by operating activities	568,013	381,984

Cash flows from investing activities:
Acquisition of subsidiary	(223,834)	(82,160)
Capital expenditures for property and equipment:
Exploration, development and other acquisition costs	(317,166)	(583,332)
Other fixed assets	(2,829)	(2,251)
Proceeds from sale of assets	97,933	14,445
Sale of goodwill and contract value	8,493	—
Increase in other assets, net	(18,498)	(5,883)
Net cash used by investing activities	(455,901)	(659,181)

Cash flows from financing activities:
Proceeds from bank borrowings	2,025,074	865,511
Repayments of bank borrowings	(2,232,000)	(668,000)
Proceeds from termination of interest rate swaps	—	5,057
Issuance of 8% senior notes, net of issuance costs	133,312	—
Repurchases of 9 ½% senior notes	(126,971)	—
Redemption and repurchases of 10 ½% senior subordinated notes	—	(69,441)
Proceeds of common stock offering, net of offering costs	117,088	318,216
Repurchase and retirement of common stock	—	(184,632)
Proceeds from the exercise of options and warrants	22,894	8,257
Other, net	146	—
Settlements of acquired derivative instruments	(8,833)	—
Increase (decrease) in other liabilities, net	1,021	(419)
Net cash (used) provided by financing activities	(68,269)	274,549

Effect of exchange rate changes on cash	(101)	991
Net increase (decrease) in cash and cash equivalents	43,742	(1,657)
Cash and cash equivalents at beginning of period	11,509	13,166
Cash and cash equivalents at end of period	$55,251	11,509